Exhibit 99.2

Title and Class of Securities and CUSIP Numbers

18469P 4@6 (Series J Mandatory Redeemable Preferred Stock) (the “Series J Preferred Stock”)

18469P 6@4 (Series L Mandatory Redeemable Preferred Stock) (the “Series L Preferred Stock”)

18469P E#3 (Series M Mandatory Redeemable Preferred Stock) (the “Series M Preferred Stock”)

18469P F#2 (Series P Mandatory Redeemable Preferred Stock) (the “Series P Preferred Stock”)

18469P G*5 (Series Q Mandatory Redeemable Preferred Stock) (the “Series Q Preferred Stock”)

18469P G@3 (Series R Mandatory Redeemable Preferred Stock) (the “Series R Preferred Stock”)

The Series J Preferred Stock, Series L Preferred Stock, Series M Preferred Stock, Series P Preferred Stock, Series Q Preferred Stock and Series R Preferred Stock, to the extent outstanding, together form a single class of the Issuer’s preferred equity securities and are collectively referred to in this Schedule 13G as the “Mandatory Redeemable Preferred Stock”.